Exhibit 99.1

IFF Reports First Quarter 2019 Results

Achieved double-digit sales growth; Reconfirms full year guidance

NEW YORK--(BUSINESS WIRE)--May 6, 2019--Regulatory News:

International Flavors & Fragrances Inc. (NYSE: IFF) (Euronext Paris: IFF) (TASE: IFF) reported financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Consolidated Summary:

	Reported (GAAP)			Adjusted (Non-GAAP)¹
	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	EPS Ex Amortization
Consolidated	$1.3 B	$164 M	$0.96	$1.3 B	$205 M	$1.24	$1.57

¹ Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP metrics.

Management Commentary

“Our first quarter results were in line with our expectations and reflect strong progress in the company’s transformation following the Frutarom acquisition,” said Andreas Fibig, IFF Chairman and CEO. “In the first quarter of 2019, we achieved solid sales growth across all three of our divisions and maintained strong profitability levels despite the continued higher raw material cost environment. On a consolidated basis, the combination of our legacy business performance, plus the addition of Frutarom, yielded double-digit sales and adjusted operating profit growth.

“We are executing well against our integration roadmap. For those businesses where we have aligned our go-to-market approach with IFF – North America Taste and IBR – growth is very strong, increasing double-digits. We are also seeing great progress from procurement synergies and are well underway in terms of our manufacturing optimization plan. For 2019, we are confident that we will achieve our $30 to $35 million cost savings goal as our current run-rate savings are already in excess of this target.

“Looking forward, we expect sales growth and profitability to improve in the second half of the year. We remain focused on executing our strategy and integrating successfully, and by doing so, we have reiterated our full year financial guidance.”

First Quarter 2019 Consolidated Financial Results

  Reported net sales for the first quarter totaled $1.3 billion, an increase of 39% from
  $931.0 million in 2018, including the contribution of sales related to Frutarom. On a combined basis, currency neutral sales improved 3%, excluding the contribution of acquisitions and divested businesses, with growth across all segments.
  Reported earnings per share (EPS) for the first quarter was $0.96 per diluted share versus $1.63 per diluted share reported in 2018. Excluding those items that affect comparability, adjusted EPS ex amortization was $1.57 per diluted share in 2019 versus $1.78 in the year-ago period as adjusted operating profit growth was more than offset by higher interest expense and shares outstanding, both related to the Frutarom acquisition.

First Quarter 2019 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)		Currency Neutral (Non-GAAP)
	Sales	Segment Profit	Sales	Segment Profit
Scent	1%	(8)%	4%	(3)%

Taste	(1)%	(3)%	2%	(1)%

Frutarom	-	-	-	-

Scent Business Unit

  On a reported basis, sales increased 1%, or $6.4 million, to $488.4 million. Currency neutral sales improved 4%, with growth in nearly all regions and categories. Performance was strongest in Fine Fragrances, increasing double-digits, led by strong new win performance. Consumer Fragrances grew mid-single digits, with the strongest growth in Home Care and Fabric Care. Fragrance Ingredients was challenged as price increases related to higher raw material costs were more than offset by volume declines.
  Scent segment profit decreased 8% on a reported and 3% on a currency neutral basis as the benefits from cost and productivity initiatives were more than offset by unfavorable price to input costs.

Taste Business Unit

  On a reported basis, sales decreased 1%, or $4.4 million, to $444.6 million. Currency neutral sales improved 2%, with growth in three of four regions. Performance in the quarter was driven by mid-single digit growth in Greater Asia, where India and Indonesia grew double-digits, and EAME, led by strong growth in Africa and the Middle East as well as Western Europe. In North America, year-over-year improvements continue to be led by TastePoint. Latin America declined primarily due to volumes with multinational customers.

  Taste segment profit decreased 3% on a reported basis and 1% on a currency neutral basis, as volume growth and the benefits from productivity initiatives were more than offset by unfavorable price to raw material costs and mix.

Frutarom Business Unit

  On a reported basis, sales were $364.4 million. On a standalone basis, currency neutral sales grew 3%, excluding the contribution of acquisitions and divested businesses. Performance was driven by strong growth in Taste, led by double-digit gains in North America, and solid increases in Savory Solutions, which more than offset declines in F&F ingredients and Natural Colors.
  Segment profit contributed $29 million in the first quarter; $68 million excluding amortization. Margin performance continued to be driven by disciplined cost management.

The Company reconfirms its 2019 guidance as follows:

Guidance

Sales	$5.2B - $5.3B
Adjusted EPS (1)	$4.90 - $5.10
Adjusted EPS ex amortization (1)	$6.30 - $6.50

1 See Use of Non-GAAP Financial Measures

A copy of the Company’s Quarterly Report on Form 10-Q will be available on its website at www.iff.com or at www.sec.gov by May 8, 2019.

Audio Webcast

A live webcast to discuss the Company’s first quarter 2019 financial results will be held on May 7, 2019, at 10:00 a.m. ET. The webcast and accompanying slide presentation may be accessed on the Company's IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding guidance for full year 2019, expected impact of the acquisition of Frutarom, including cost savings, and our ability to accelerate growth and profitability in 2019. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 26, 2019 and subsequent filings with the SEC, including the Company’s Quarterly Reports on Form 10-Q. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) risks related to the integration of the Frutarom business, including whether we will realize the benefits anticipated from the acquisition in the expected time frame; (2) unanticipated costs, liabilities, charges or expenses resulting from the Frutarom acquisition, (3) the increase in the Company’s leverage resulting from the additional debt incurred to pay a portion of the consideration for Frutarom and its impact on the Company’s liquidity and ability to return capital to its shareholders, (4) the Company’s ability to successfully market to its expanded and decentralized Taste and Frutarom customer base, (5) the Company’s ability to effectively compete in its market and develop and introduce new products that meet customers’ needs, (6) the Company’s ability to successfully develop innovative and cost-effective products that allow customers to achieve their own profitability expectations, (7) the impact of the disruption in the Company’s manufacturing operations, (8) the impact of a disruption in the Company’s supply chain, including the inability to obtain ingredients and raw materials from third parties, (9) volatility and increases in the price of raw materials, energy and transportation, (10) the Company’s ability to comply with, and the costs associated with compliance with, regulatory requirements and industry standards, including regarding product safety, quality, efficacy and environmental impact, (11) the impact of any failure or interruption of the Company’s key information technology systems or a breach of information security, (12) the Company’s ability to react in a timely and cost-effective manner to changes in consumer preferences and demands, (13) the Company’s ability to establish and manage collaborations, joint ventures or partnership that lead to development or commercialization of products, (14) the Company’s ability to benefit from its investments and expansion in emerging markets; (15) the impact of currency fluctuations or devaluations in the principal foreign markets in which it operates; (16) economic, regulatory and political risks associated with the Company’s international operations, (17) the impact of global economic uncertainty on demand for consumer products, (18) the inability to retain key personnel; (19) the Company’s ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws, (20) the Company’s ability to realize the benefits of its cost and productivity initiatives, (21) the Company’s ability to successfully manage its working capital and inventory balances, (22) the impact of the failure to comply with U.S. or foreign anti-corruption and anti-bribery laws and regulations, including the U.S. Foreign Corrupt Practices Act, (23) the Company’s ability to protect its intellectual property rights, (24) the impact of the outcome of legal claims, regulatory investigations and litigation, (25) changes in market conditions or governmental regulations relating to our pension and postretirement obligations, (26) the impact of future impairment of our tangible or intangible long-lived assets, (27) the impact of changes in federal, state, local and international tax legislation or policies, including the Tax Cuts and Jobs Act, with respect to transfer pricing and state aid, and adverse results of tax audits, assessments, or disputes, (28) the effect of potential government regulation on certain product development initiatives, and restrictions or costs that may be imposed on the Company or its operations as a result, and (29) the impact of the United Kingdom’s expected departure from the European Union. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Measures

We provide in this press release non-GAAP financial measures, including: (i) currency neutral sales, which eliminates the effects that result from translating our international sales in U.S. dollars; (ii) adjusted operating profit and adjusted EPS, which exclude restructuring costs and other significant items of a non-recurring and/or non-operational nature such as gains on sale of assets, operational improvement initiatives, integration related costs, FDA mandated product recall costs, acquisition related costs, Frutarom acquisition related costs, U.S. Tax reform (often referred to as “Items Impacting Comparability); (iii) adjusted EPS ex amortization, which excludes Items Impacting Comparability and the amortization of acquisition related intangible assets; and (iv) currency neutral adjusted EPS ex amortization, which eliminates the effects that result from translating our international sales in U.S. dollars on adjusted EPS ex amortization.

These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. In discussing our historical and expected future results and financial condition, we believe it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as well as the impact of exchange rate fluctuations. With respect to the redemption value adjustment to EPS, the Company excluded this adjustment as (i) the amount is not believed to be a measure of earnings and is excluded from the net income attributable to IFF; and (ii) the Company believes that investors may benefit from an understanding of the Company’s results without giving effect to this adjustment. These non-GAAP measures should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

When we provide our expectations for adjusted EPS and adjusted EPS ex amortization for our full year 2019 guidance, the closest corresponding GAAP measure and a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure is not available without unreasonable effort due to length of the forecasted period and potential variability, complexity and low visibility as to items such as future contingencies and other costs that would be excluded from the GAAP measure, and the tax impact of such items, in the relevant future period. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

In the fourth quarter of fiscal year 2018, we began including Adjusted (Non-GAAP) EPS ex. Amortization as a key non-GAAP financial measure of our business. Full amortization expense of intangible assets acquired in connection with acquisitions will be excluded from Adjusted (Non-GAAP) EPS ex. Amortization calculation. The exclusion of amortization expense allows comparison of operating results that are consistent over time for newly and long-held businesses and with both acquisitive and non-acquisitive peer companies. We believe this calculation will provide a more accurate presentation in this and in future periods in the event of additional acquisitions. Further, this allows the investors to evaluate and understand operating trends excluding the impact on operating income and earnings per diluted share. In addition, the Frutarom acquisition related costs have been separated from costs related to prior acquisitions. The Frutarom acquisition costs represent a significant balance and we believe this amount should be shown separately to provide an accurate presentation of the acquisition related costs. Our GAAP results and GAAP metrics do not change, and this change has no effect on day to day business operations, or how we manage our business. For Frutarom, we present segment profit excluding amortization expense as it allows comparison of operating results that are consistent over time for newly and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We calculated “combined” numbers by combining (i) our results (including Frutarom from January 1, 2019 through March 31, 2019) with (ii) the results of Frutarom prior to its acquisition by us on October 4, 2018, and adjusting for divestitures of Frutarom businesses since October 4, 2018, but do not include any other adjustments that would have been made had we owned Frutarom for such periods prior to October 4, 2018.

Meet IFF

International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris: IFF) (TASE: IFF) is a leading innovator of scent, taste, and nutrition, with 97 manufacturing facilities, 105 R&D centers, and 39,000 customers globally. At the heart of our company, we are fueled by a sense of discovery, constantly asking “what if?”. That passion for exploration drives us to co-create unique products that consumers experience in more than 90,000 unique products sold annually. Our 13,000 team members globally take advantage of leading consumer insights, naturals exploration, research and development, creative expertise, and customer intimacy to develop differentiated offerings for consumer products. Learn more at www.iff.com, Twitter , Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended March 31,
	2019	2018	% Change

Net sales	$1,297,402	$930,928	39%
Cost of goods sold	766,143	525,119	46%
Gross profit	531,259	405,809	31%
Research and development expenses	90,596	78,476	15%
Selling and administrative expenses	213,182	142,644	49%
Amortization of acquisition-related intangibles	47,625	9,185	NMF
Restructuring and other charges, net	16,174	717	NMF
Gains on sales of fixed assets	(188)	(69)	172%
Operating profit	163,870	174,856	(6)%
Interest expense	36,572	16,595	120%
Other income, net	(7,278)	(576)	NMF
Income before taxes	134,576	158,837	(15)%
Taxes on income	23,362	29,421	(21)%
Net income	$ 111,214	$129,416	(14)%
Net income attributable to noncontrolling interest	2,385	-	NMF
Net income attributable to IFF	$ 108,829	$129,416	(16)%

Net income per share - basic(1)	$ 0.97	$ 1.63
Net income per share - diluted(1)	$ 0.96	$ 1.63

Average shares outstanding
Basic	111,864	79,018
Diluted	113,389	79,393

(1)	For 2019, net income per share reflects adjustments related to the redemption value of certain redeemable noncontrolling interests.

NMF	Not meaningful

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	March 31,	December 31,
	2019	2018
Cash, cash equivalents, and restricted cash	$ 497,129	$ 648,522
Receivables	1,003,965	937,765
Inventories	1,114,488	1,078,537
Other current assets	310,243	277,036
Total current assets	2,925,825	2,941,860

Property, plant and equipment, net	1,294,029	1,241,152
Goodwill and other intangibles, net	8,408,177	8,417,710
Other assets	583,389	288,673
Total assets	$13,211,420	$ 12,889,395

Short term borrowings	$ 84,003	$ 48,642
Other current liabilities	1,060,131	1,079,669
Total current liabilities	1,144,134	1,128,311

Long-term debt	4,421,430	4,504,417
Non-current liabilities	1,376,667	1,131,487

Redeemable noncontrolling interests	114,711	81,806

Shareholders' equity	6,154,478	6,043,374
Total liabilities and shareholders' equity	$13,211,420	$ 12,889,395

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income	$111,214	$129,416
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation and amortization	81,775	33,384
Deferred income taxes	(12,389)	18,404
Gains on sale of assets	(188)	(69)
Stock-based compensation	7,604	7,620
Pension contributions	(3,956)	(4,387)
Litigation settlement	-	(12,969)
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(55,935)	(61,301)
Inventories	(24,719)	(30,185)
Accounts payable	8,988	(8,435)
Accruals for incentive compensation	(36,969)	(36,583)
Other current payables and accrued expenses	(11,321)	(18,540)
Other assets	(9,978)	(26,035)
Other liabilities	(6,894)	(1,715)
Net cash provided by (used in) operating activities	47,232	(11,395)

Cash flows from investing activities:
Cash paid for acquisitions, net of cash received	(33,895)	(22)
Additions to property, plant and equipment	(57,609)	(33,105)
Proceeds from life insurance contracts	1,890	-
Maturity of net investment hedges	-	(2,405)
Proceeds from disposal of assets	3,970	293
Contingent consideration paid	(4,655)	-
Net cash used in investing activities	(90,299)	(35,239)

Cash flows from financing activities:
Cash dividends paid to shareholders	(77,779)	(54,420)
Increase in revolving credit facility and short term borrowings	2,895	53,688
Repayments on debt	(36,156)	-
Proceeds from issuance of stock in connection with stock options	200	-
Employee withholding taxes paid	(1,339)	(3,266)
Purchase of treasury stock	-	(10,617)
Net cash used in financing activities	(112,179)	(14,615)
Effect of exchange rates changes on cash and cash equivalents	3,853	(1,521)
Net change in cash and cash equivalents	(151,393)	(62,770)
Cash and cash equivalents at beginning of year	648,522	368,046
Cash and cash equivalents at end of period	$497,129	$305,276

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended March 31,
	2019	2018
Net Sales
Taste	$ 444,602	$ 449,019
Scent	488,352	481,909
Frutarom	364,448	-
Consolidated	1,297,402	930,928

Segment Profit
Taste	108,455	111,564
Scent	85,815	93,277
Frutarom	29,091	-
Global Expenses	(18,673)	(23,825)
Operational Improvement Initiatives	(406)	(1,026)
Acquisition Related Costs	-	514
Integration Related Costs	(14,897)	-
Restructuring and Other Charges, net	(16,174)	(717)
Gains on Sale of Assets	188	69
FDA Mandated Product Recall	-	(5,000)
Frutarom Acquisition Related Costs	(9,529)	-
Operating profit	163,870	174,856

Interest Expense	(36,572)	(16,595)
Other income, net	7,278	576
Income before taxes	$ 134,576	$ 158,837

Operating Margin
Taste	24.4%	24.8%
Scent	17.6%	19.4%
Frutarom	8.0%	N/A
Consolidated	12.6%	18.8%

International Flavors & Fragrances Inc. GAAP to Non-GAAP Reconciliation Foreign Exchange Impact (Unaudited)

Q1 Taste	Sales	Segment Profit
% Change - Reported (GAAP)	-1%	-3%
Currency Impact	3%	2%
% Change - Currency Neutral	2%	-1%

Q1 Scent	Sales	Segment Profit
% Change - Reported (GAAP)	1%	-8%
Currency Impact	3%	5%
% Change - Currency Neutral	4%	-3%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	First Quarter
	2019	2018
Reported (GAAP)	$ 531,259	$ 405,809
Operational Improvement Initiatives (a)	406	453
Integration Related Costs (c)	156	-
FDA Mandated Product Recall (e)	-	5,000
Frutarom Acquisition Related Costs (g)	7,850	-
Adjusted (Non-GAAP)	$ 539,671	$ 411,262

Reconciliation of Selling and Administrative Expenses
	First Quarter
	2019	2018
Reported (GAAP)	$ 213,182	$ 142,644
Acquisition Related Costs (b)	-	514
Integration Related Costs (c)	(14,557)	-
Frutarom Acquisition Related Costs (g)	(1,679)	-
Adjusted (Non-GAAP)	$ 196,946	$ 143,158

Reconciliation of Operating Profit
	First Quarter
	2019	2018
Reported (GAAP)	$ 163,870	$ 174,856
Operational Improvement Initiatives (a)	406	1,026
Acquisition Related Costs (b)	-	(514)
Integration Related Costs (c)	14,897	-
Restructuring and Other Charges, net (d)	16,174	717
Gains on Sale of Assets	(188)	(69)
FDA Mandated Product Recall (e)	-	5,000
Frutarom Acquisition Related Costs (g)	9,529	-
Adjusted (Non-GAAP)	$ 204,688	$ 181,016

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Reconciliation of Net Income
		First Quarter
		2019				2018
		Income before taxes	Taxes on income (h)	Net Income Attributable to IFF (i)	Diluted EPS	Income before taxes	Taxes on income (h)	Net Income Attributable to IFF	Diluted EPS (j)
	Reported (GAAP)	$ 134,576	$ 23,362	$ 108,829	$ 0.96	$ 158,837	$ 29,421	$ 129,416	$ 1.63
	Operational Improvement Initiatives (a)	406	142	264	-	1,026	294	732	0.01
	Acquisition Related Costs (b)	-	-	-	-	(514)	(134)	(380)	-
	Integration Related Costs (c)	14,897	3,349	11,548	0.10	-	-	-	-
	Restructuring and Other Charges, net (d)	16,174	4,031	12,143	0.11	717	169	548	0.01
	Gains on Sale of Assets	(188)	(43)	(145)	-	(69)	(17)	(52)	-
	FDA Mandated Product Recall (e)	-	-	-	-	5,000	1,196	3,804	0.05
	U.S. Tax Reform (f)	-	-	-	-	-	(649)	649	0.01
	Frutarom Acquisition Related Costs (g)	9,529	1,530	7,999	0.07	-	-	-	-
	Adjusted (Non-GAAP)	$ 175,394	$ 32,371	$ 140,638	$ 1.24	$ 164,997	$ 30,280	$ 134,717	$ 1.69

	Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
		First Quarter
	Numerator			2019				2018
	Adjusted (Non-GAAP) Net Income			$ 140,638				$ 134,717
	Amortization of Acquisition related Intangible Assets		47,625				9,185
	Tax impact on Amortization of Acquisition related Intangible Assets		10,196				2,336
	Amortization of Acquisition related Intangible Assets, net of tax (k)			37,429				6,849
	Adjusted (Non-GAAP) Net Income ex. Amortization			178,067				141,566

	Denominator
	Weighted average shares assuming dilution (diluted)			113,389				79,393
	Adjusted (Non-GAAP) EPS ex. Amortization			$ 1.57				$ 1.78

(a)	Represents accelerated depreciation related to a plant relocation in India, as well as a lab closure in Taiwan for 2018.
(b)	Represents adjustments to the contingent consideration payable for PowderPure, and transaction costs related to Fragrance Resources and PowderPure within Selling and administrative expenses.
(c)

For 2019, represents costs related to the integration of the Frutarom acquisition, principally advisory services. For 2018, represents costs related to the integration of the David Michael and Fragrance
Resources acquisitions.

(d)	For 2019, represents severance costs related primarily to Scent. For 2018, represents severance costs related to the 2017 Productivity Program and Taiwan lab closure.
(e)	Represents losses related to the FDA mandated recall.
(f)	Represents charges incurred related to enactment of certain U.S. tax legislation changes in December 2017.
(g)

Represents transaction-related costs and expenses related to the acquisition of Frutarom. Amount primarily includes $7.9 million of amortization for inventory "step-up" costs and $1.7 million of transaction costs included in Selling and administrative expenses.

(h)

The income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-
GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax expense (benefit) was calculated at 0%. For fiscal year 2019, these non-GAAP adjustments were not subject to foreign tax credits or valuation allowances, but to the extent that such factors are applicable to any future non-GAAP adjustments we will take such factors into consideration in calculating the tax expense (benefit). For amortization, the tax benefit has been calculated based on the statutory rate on a country by country basis.

(i)	For 2019, net income is reduced by income attributable to noncontrolling interest of $2.4M.
(j)	The sum of these items does not foot due to rounding.
(k)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

CONTACT:
Michael DeVeau
Head of Investor Relations and Communications & Divisional CFO, Scent
212.708.7164
Michael.DeVeau@iff.com